Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is made and entered into between Southwest Iowa Renewable Energy, LLC (“SIRE” or the “Company”) and Cindy Patterson (the “Employee”).  The Company and the Employee are referred to herein as the “parties”.

In consideration of the promises herein, the parties agree as follows:

1.
Employee resigned from her employment with SIRE effective July 10, 2009.  Except as specifically provided herein, Employee’s eligibility for all compensation and benefits from the Company ceased on the effective date of her resignation.  Employee acknowledges and agrees that she has already been paid all compensation, accrued but unused vacation allowance, and other benefits due up through her last paydate.  Employee represents and acknowledges that she has not suffered any workplace injury during her employment with the Company.

2.
If this Agreement becomes effective, Employee will receive severance pay from SIRE in the amount of $23,076.91, representing twelve (12) weeks' salary, paid in bi-weekly installments in accordance with the Company’s customary payroll cycle. The initial installment will be paid on the first regularly scheduled payroll date occurring no earlier than July 13, 2009, and at least eight days after a signed copy of this Agreement is received by the Company from the Employee. Also if this Agreement becomes effective, SIRE will directly pay Employee's COBRA or Iowa Continuation Coverage premiums for the months of August and September, 2009, if she is eligible for and satisfactorily submits the required applications for such coverage, and will also include a payment of $1,000, representing relocation expenses previously incurred by Employee, with the initial installment of her severance pay.  Employee expressly agrees the payments provided for in this paragraph will exhaust in full any and all obligations the Company has or may have to Employee in regard to compensation, vacation benefits, incentive awards, or bonus payments of any kind.  The payments provided for in this paragraph will be subject to all applicable federal, state, and local payroll taxes and any other deductions required by law will be deducted.  The payment set forth in this paragraph will not be made until on or after eight days after a signed copy of this Agreement is received by the Company from the Employee.  The payment will be included in Employee’s W-2 form for the appropriate year.

3.
During the term of this Agreement, Employee understands that her continued compensation is contingent upon Employee assisting in providing a smooth transition as to Employee’s prior job duties by providing: (a) on site assistance through the June month end close of the Agris accounting system, and (b) professional consulting services pursuant to the Consulting Agreement dated July 2, 2009, Attached as Exhibit 1  Company agrees to reimburse Employee for any out of pocket expenses incurred by Employee resulting from her consulting activities performed on behalf of SIRE.

4.
Employee agrees that in her position with SIRE she had access to certain confidential and proprietary Information, including but not limited to:  sales information, customer and potential customer identities, customer purchasing histories, prices and pricing strategies, prospective business and marketing plans, suppliers, contractual terms, technical materials, processes, product designs, financial information including financial statements and projections, employee lists, personal employee information, computer systems, codes, software and programs and all other similar information or data (collectively the “Confidential Information”).  Employee agrees that she will never use or disclose any Confidential Information except to the extent required by law. If she should be required by law to use or disclose any Confidential Information, she will, unless it is a violation of law to do so, immediately provide the Human Resources Manager at SIRE written notice regarding the disclosure and cooperate in any attempt SIRE may deem appropriate to avoid such disclosure, at SIRE’s expense.

5.	Employee acknowledges that any disclosure not permitted by Section 4 by Employee to any third party of any Confidential Information constitutes a material breach of this Agreement.

6.
Employee agrees that the existence of this Agreement and all of its terms shall remain completely confidential, and that she will not disclose the existence of this Agreement, or any of its terms or conditions with any third party; provided, however, Employee may disclose the existence and terms of this Agreement as required by law and to her attorney, accountant, financial advisor, and/or a potential employer, so long as such person agrees to be bound by the terms of this non-disclosure provision;  provided further that the Employee may disclose the fact that the Employee resigned from employment with SIRE on July 10, 2009, the circumstances of the Employee's resignation from employment with SIRE and that the Employee resigned on good terms with SIRE, all without a potential employer having to agree to be bound by the non-disclosure provision, so long as such disclosures do not result in the disclosure of any Confidential Information. Employee further agrees not to make disparaging remarks about the Company or any of its affiliates, officers, directors or employees and agrees not to voluntarily participate in or aid in or encourage any third party in connection with any lawsuit against the Company or its affiliates.  Should Employee violate the confidentiality or non-disparagement terms of this Agreement, including but not limited to paragraphs 4, 5, and 6, Employee agrees that this shall be a material breach of this Agreement and that the Company shall be entitled to the immediate return of all money paid to her under the terms of this Agreement, along with all costs and attorney’s fees expended by the Company in pursuing the matter, and any other relief that may be awarded to the Company for damages caused by breach of those provisions or as otherwise provided in this Agreement.

7.	Employee agrees that she will not in the future apply for or accept employment or reinstatement of employment with the Company.

8.
Employee shall return all SIRE property within her possession or control, including computer and cell phone equipment, and any Company documents in any media or tangible format including electronic copies, by August 28, 2009.

9.
Employee for herself, her personal representatives, heirs, executors, administrators, and assigns, hereby fully and forever RELEASES, DISCHARGES, and holds harmless from any liability, the Company, its owners, administrators, officers, representatives, insurers, employees, and agents, in their official and individual capacities, from any and all causes of action or claims, including, but not limited to, any claims she may have arising under the ADEA (Age Discrimination in Employment Act, 29 USC §621 et. seq.), the Older Worker Benefit Protection Act, any other federal, state, or local discrimination laws, or any other federal, state, or local statute or common law cause of action, including any action based on any contract between Employee and the Company, and from any claims for attorneys’ fees, costs, expenses, and any and all other damages, whether known or unknown, which Employee ever had, now has, hereafter may have, or claims to have against any of the above named entities or persons, on account of or in any way arising out of or resulting directly or indirectly from her employment or the ending of her employment with SIRE or the performing by her of any services for the Company, or her compensation or benefits relating thereto through the date of the execution of this Agreement.  Employee further agrees that she has not filed and will not file any lawsuit for those claims hereby released and that any such lawsuit will be considered a material breach of this Agreement.  Further, if Employee has filed or anytime in the future files a charge or claim with any state, federal or local governmental agency based on any claim released herein or if any such agency pursues a claim on Employee’s behalf, Employee agrees that she hereby releases any right to and will not accept any damages or other legal or equitable relief that may result from that charge or claim. The Company similarly releases and forever discharges Employee of and from any and all claims or causes of action arising from or relating to Employee’s employment with SIRE.  The parties understand and agree that this release does not affect any rights not waivable by law or any claims that have not accrued as of the effective date of this Agreement, including any claims relating to the parties' obligations under this Agreement.

10.
Both Employee and the Company understand that the facts upon which this Agreement is based may hereafter prove to be other than the facts now known by or believed by either of them to be true.  Each party expressly accepts and assumes the risk of the facts proving to be different, and each party agrees that the terms of this Agreement shall be effective and not subject to termination or rescission by reason of any such difference in facts.

11.
This Agreement shall be construed and interpreted in accordance with the laws of the State of Iowa and any action to enforce this Agreement must be brought in Pottawattamie County, Iowa.  The parties consent to the jurisdiction of the courts located in Council Bluffs, Pottawattamie County, Iowa for the purposes of any action enforcing or relating to the terms of this Agreement.  The terms of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties hereto.

12.
This Agreement shall be construed and interpreted so as to be enforceable to the fullest extent permitted by law, and to the extent that any provision shall be deemed unenforceable or invalid, such invalidity and unenforceability shall not affect the enforceability or validity of any other provision hereof. Any waiver of any breach of a provision of this Agreement shall not constitute the waiver of any additional breach of that provision or breach of any other provision of this Agreement.

13.	This Agreement binds and inures to the benefit of the parties hereto, and their personal representatives, heirs, executors, administrators, assigns, and successors in interest.

14.
It is expressly understood and agreed that SIRE denies any wrongdoing in connection with the employment or the ending of the employment of Employee and the payment of the severance sum and other consideration given in this Agreement is not and is never to be construed as an admission of liability by the Company.  Further, the parties agree that this Agreement shall not be interpreted to render Employee a prevailing party for any purpose including, but not limited to, the awarding of attorney’s fees under any statute.

15.
This Agreement and the Consulting Agreement, executed contemporaneously with this Agreement, contain the entire agreement between the parties with respect to the matters contemplated thereby.   This Agreement can be modified, changed, or amended only in writing signed by both SIRE and Employee.

16.
The Company maintains directors and officers insurance on a claims made basis which includes present and former officers within the scope of its coverage as insured persons under the policy.  With respect to the such insurance as maintained by the Company from time to time, the Company agrees that the Company will not take any action to terminate, eliminate, release or diminish any such directors and officers insurance coverage as the same may apply to the Employee.

17.	By signing this Agreement, Employee hereby acknowledges the following:
a.	She understands its terms and conditions;
b.	She has been advised of her right to consult an attorney to review the Agreement;

c.	She understands that she does not waive any rights or claims that may arise after the date the Agreement is executed;
d.	She will be receiving, if this Agreement becomes effective, consideration beyond anything of value to which she is already entitled;
e.	She understands that she has twenty-one [21] days from the date upon which she had been provided a copy of this Agreement, to accept it;
f.	If she accepts this Agreement, she must execute it by the 21st day after it was given to her and return a signed original of this Agreement to SIRE’s Human Resources Manager;
g.	She understands that the Company reserves the right to withdraw the offer set forth in the Agreement if the Agreement is not executed and returned during the 21 day time period;
h.
She understands that once executed, this Agreement is revocable by her for seven [7] days and the Agreement shall not be effective until the end of the seven [7] day revocation period and will only be effective if not timely revoked. Revocation must be by written notice of revocation delivered to SIRE’s Human Resources Manager within the seven-day revocation period.

The undersigned have completely read this Agreement, understand and voluntarily accept all of its terms, have current capacity to enter into this Agreement, have had the opportunity, if they so chose, to review it with legal counsel, and execute it voluntarily.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and Release of All Claims.

CAUTION:  READ BEFORE SIGNING.  EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS SHE GIVES UP ANY RIGHTS SHE HAS TO PURSUE ANY CLAIMS FOR MONETARY COMPENSATION WHETHER KNOWN OR UNKNOWN AGAINST THE COMPANY OR ANY OF THE PERSONS OR ENTITIES RELEASED HEREIN INCLUDING CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKER BENEFIT PROTECTION ACT, AND ALL OTHER FEDERAL, STATE OR LOCAL LAW CLAIMS, INCLUDING ANY CLAIMS FOR DAMAGES, ARISING FROM HER EMPLOYMENT OR THE ENDING OF HER EMPLOYMENT AT SIRE OR THE PERFORMANCE BY HER OF ANY SERVICES FOR THE COMPANY.

Southwest Iowa Renewable Energy, LLC

By:	/s/ James M. Lay	Date: 7/2/09
Company Representative

By:	/s/ Cindy Patterson	Date: 7/2/09
Cindy Patterson, Employee